Exhibit 99.2

Relativity Acquisition Corp. Announces Closing of $143.75 Million Initial Public Offering, Including Full Exercise of Underwriters’ Over-Allotment Option

LAS VEGAS, NV – February 15, 2022 – Relativity Acquisition Corp. (the “Company”), a newly organized blank check company formed as a Delaware corporation, today announced the closing of its initial public offering of 14,375,000 units at a price of $10.00 per unit, with each unit consisting of one share of common stock and one redeemable warrant, and which amount includes 1,875,000 units issued to the underwriters upon full exercise of their over-allotment option. Each warrant will entitle the holder thereof to purchase one share of common stock at $11.50 per share. The units commenced trading on The Nasdaq Global Market (“NASDAQ”) under the ticker symbol “RACYU” on February 11, 2022. Once the securities comprising the units begin separate trading, the common stock and the warrants are expected to be traded on NASDAQ under the symbols “RACY” and “RACYW,” respectively.

Relativity Acquisition Corp. is a blank check company sponsored by Relativity Acquisition Sponsor LLC, a Delaware limited liability company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses in the legalized cannabis industry, including related industries such as consumer packaged goods, health & wellness, technology, pharmaceuticals, manufacturing, distribution, logistics and brand management. The management team and board of directors are composed of veteran cannabis and finance industry executives, led by Founder, Chairman and CEO Tarek Tabsh, known for his role as Co-Founder of pharmaceutical company Oxford Cannabinoid Technologies and 15 years of cannabis investing and industry experience.

A.G.P./Alliance Global Partners acted as the sole book-running manager for the offering.

Brookline Capital Markets, a division of Arcadia Securities, LLC acted as the co-manager for the offering.

Ellenoff, Grossman & Schole LLP served as counsel to Relativity Acquisition Corp. and Manatt, Phelps & Phillips, LLP served as counsel to the underwriters in this offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 10, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No securities regulatory authority has either approved or disapproved of the contents of this press release.

The offering was made only by means of a prospectus, copies of which may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com or by visiting EDGAR on the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

For investors:

Relativity Acquisition Corp.

Tarek Tabsh, CEO

(888)710-4420

info@relativityacquisitions.com